Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us in this Post-Effective Amendment No. 48 to Registration Statement No. 033-43529 on Form N1-A of Fidelity Aberdeen Street Trust, including Fidelity Freedom Index Income Fund, Fidelity Freedom Index 2000 Fund, Fidelity Freedom Index 2005 Fund, Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, and Fidelity Freedom Index 2050 Fund under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such registration statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 19, 2009